Exhibit 99.1

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2016

SECOND QUARTER
- Net revenues increased 3% at constant rates to US$ 175.2 million -
- Operating income increased 18% at constant rates to US$ 43.9 million -
- OIBDA increased 12% at constant rates to US$ 53.6 million -

SIX MONTHS
- Net revenues increased 3% at constant rates to US$ 304.2 million -
- Operating income increased 151% at constant rates to US$ 51.7 million -
- OIBDA increased 18% at constant rates to US$ 70.7 million -

HAMILTON, BERMUDA, July 26, 2016 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three and six months ended June 30, 2016.

Operational and financial highlights:

•
TV advertising revenues increased nearly 4% at constant rates in the first half of 2016, which included significant growth in Romania and the Slovak Republic, as well as a return to growth in Bulgaria during the second quarter.

•	Carriage fees and subscription revenues increased 6% at constant rates in the first half of 2016 due to growth in the number of subscribers, better channel offerings, and new channel launches.

•
Overall costs charged in arriving at OIBDA decreased slightly at constant rates in the three and six months ended June 30, 2016 as a 3% increase in content costs was more than offset by savings in other costs.

•	OIBDA margin increased to 31% and 23% in the three and six months ended June 30, 2016 from 28% and 20% in the same periods in 2015.

•
Operating income for the six months ended June 30, 2016 more than doubled at constant rates due to the improvement in OIBDA as well as the impact from the non-cash charge taken in the first quarter of 2015 related to tax audits then underway in Romania, which was subsequently reversed in the third quarter of 2015.

•
Unlevered free cash flow for the six months ended June 30, 2016 increased significantly, reflecting the improvement in OIBDA and lower capital expenditures, but cash flows from operations declined because we paid more interest in cash and elected to repay US$ 20.0 million of guarantee fees previously paid in kind.

•
Interest expense in the second quarter decreased US$ 19.6 million from the first quarter of 2016 following the refinancing transaction completed in April, which resulted in a non-cash US$ 150.2 million debt extinguishment charge related primarily to the cost of warrants issued in 2014 that otherwise would have been amortized through 2017.

Michael Del Nin, Co-Chief Executive Officer, commented: "Our performance in the second quarter, marked by strong OIBDA growth and margin expansion, exceeded our expectations and contributed to a very solid first half of the year for us. Looking ahead to the rest of 2016, we remain very upbeat about our prospects for further growth and expect continued progress on our deleveraging plans."

Christoph Mainusch, Co-Chief Executive Officer, added: "Our audience share leadership in all six countries continued during the second quarter. And we sustained increased investment in the local content that is popular with our audiences, while reducing costs overall in order to maximize profitability."

In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. Please see “Non-GAAP Financial Measures” below for additional information, including definitions and reconciliations to  US GAAP financial measures.

- Continued -

Consolidated Results for the Three Months Ended June 30, 2016

Net revenues for the three months ended June 30, 2016 were US$ 175.2 million compared to US$ 166.8 million for the three months ended June 30, 2015. Operating income for the three months ended June 30, 2016 was US$ 43.9 million compared to US$ 36.4 million for the three months ended June 30, 2015. Loss from continuing operations for the three months ended June 30, 2016 was US$ (141.2) million compared to US$ (11.7) million in 2015. Fully diluted loss from continuing operations per share for the three months ended June 30, 2016 was US$ (0.98) compared to US$ (0.11) for the three months ended June 30, 2015.

OIBDA for the three months ended June 30, 2016 was US$ 53.6 million compared to US$ 46.8 million in the same period ended June 30, 2015. OIBDA margin for the three months ended June 30, 2016 was 30.6% compared to 28.1% for the three months ended June 30, 2015.

Headline consolidated results for the three months ended June 30, 2016 and June 30, 2015 were:

(US$ 000's, except per share data)	For the Three Months Ended June 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues	$175,206	$166,834	5.0%	2.8%
Operating income	43,891	36,441	20.4%	17.9%
Operating margin	25.1%	21.8%	3.3 p.p.	3.3 p.p.
OIBDA	53,632	46,811	14.6%	12.1%
OIBDA margin	30.6%	28.1%	2.5 p.p.	2.5 p.p.
Loss on extinguishment of debt	(150,158)	—	NM (2)	NM (2)
Loss from continuing operations	(141,249)	(11,669)	NM (2)	NM (2)
Fully diluted loss from continuing operations per share	$(0.98)	$(0.11)	NM (2)	NM (2)

Consolidated Results for the Six Months Ended June 30, 2016

Net revenues for the six months ended June 30, 2016 were US$ 304.2 million compared to US$ 293.0 million for the six months ended June 30, 2015. Operating income for the six months ended June 30, 2016 was US$ 51.7 million compared to US$ 19.2 million for the six months ended June 30, 2015. Loss from continuing operations for the six months ended June 30, 2016 was US$ (181.9) million compared to US$ (81.9) million in 2015. Fully diluted loss from continuing operations per share for the six months ended June 30, 2016 was US$ (1.29) compared to US$ (0.61) for the six months ended June 30, 2015.

OIBDA for the six months ended June 30, 2016 was US$ 70.7 million compared to US$ 58.3 million in the same period ended June 30, 2015. OIBDA margin for the six months ended June 30, 2016 was 23.3% compared to 19.9% for the six months ended June 30, 2015.

Headline consolidated results for the six months ended June 30, 2016 and June 30, 2015 were:

(US$ 000's, except per share data)	For the Six Months Ended June 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues	$304,206	$292,967	3.8%	3.4%
Operating income	51,654	19,202	169.0%	150.8%
Operating margin	17.0%	6.6%	10.4 p.p.	10.0 p.p.
OIBDA	70,740	58,259	21.4%	18.4%
OIBDA margin	23.3%	19.9%	3.4 p.p.	2.9 p.p.
Loss on extinguishment of debt	(150,158)	—	NM (2)	NM (2)
Loss from continuing operations	(181,943)	(81,912)	NM (2)	NM (2)
Fully diluted loss from continuing operations per share	$(1.29)	$(0.61)	NM (2)	NM (2)

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its second quarter results on Tuesday, July 26, 2016 at 9 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1-785-424-1051 ten minutes prior to the start time and reference passcode CETVQ216. The conference call will be audio webcasted via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

A digital audio replay will be available for two weeks following the call at www.cme.net.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2016 as well as the following: levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the effect of global economic uncertainty, including the United Kingdom's exit from the European Union and Eurozone instability in our markets and the extent, timing and duration of any recovery; the extent to which our liquidity constraints and debt service obligations restrict our business; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; our ability to refinance our existing indebtedness; changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations; our exposure to additional tax liabilities; and the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended June 30, 2016. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which was filed with the Securities and Exchange Commission on July 26, 2016.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Please note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and posts to the Investors section of our website, www.cme.net. In the future, we will continue to use these channels to communicate important information about CME and our operations. Information that we post on our website could be deemed material. Therefore, we encourage investors, the media, our customers and others interested in CME to review the information we post at www.cme.net.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended June 30,
	2016	2015
Net revenues	$175,206	$166,834
Operating expenses:
Content costs	77,282	73,437
Other operating costs	17,939	17,422
Depreciation of property, plant and equipment	7,627	6,936
Amortization of broadcast licenses and other intangibles	2,114	3,434
Cost of revenues	104,962	101,229
Selling, general and administrative expenses	26,353	28,712
Restructuring costs	—	452
Operating income	43,891	36,441
Interest expense	(29,545)	(41,746)
Loss on extinguishment of debt	(150,158)	—
Non-operating expense, net	(167)	(2,904)
Loss before tax	(135,979)	(8,209)
Provision for income taxes	(5,270)	(3,460)
Loss from continuing operations	(141,249)	(11,669)
Income from discontinued operations, net of tax	—	2,684
Net loss	(141,249)	(8,985)
Net (income) / loss attributable to noncontrolling interests	(68)	307
Net loss attributable to CME Ltd.	$(141,317)	$(8,678)

PER SHARE DATA:
Net (loss) / income per share attributable to CME Ltd.:
Continuing operations - Basic and diluted	$(0.98)	$(0.11)
Discontinued operations - Basic and diluted	0.00	0.02
Net loss per share - Basic and diluted	(0.98)	(0.09)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	149,083	146,743

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Six Months Ended June 30,
	2016	2015
Net revenues	$304,206	$292,967
Operating expenses:
Content costs	149,260	144,727
Other operating costs	34,393	34,460
Depreciation of property, plant and equipment	14,912	13,937
Amortization of broadcast licenses and other intangibles	4,174	6,933
Cost of revenues	202,739	200,057
Selling, general and administrative expenses	49,813	72,613
Restructuring costs	—	1,095
Operating income	51,654	19,202
Interest expense	(78,699)	(81,864)
Loss on extinguishment of debt	(150,158)	—
Non-operating income / (expense), net	1,249	(15,645)
Loss before tax	(175,954)	(78,307)
Provision for income taxes	(5,989)	(3,605)
Loss from continuing operations	(181,943)	(81,912)
Loss from discontinued operations, net of tax	—	(604)
Net loss	(181,943)	(82,516)
Net loss attributable to noncontrolling interests	191	564
Net loss attributable to CME Ltd.	$(181,752)	$(81,952)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Continuing operations - Basic and diluted	$(1.29)	$(0.61)
Discontinued operations - Basic and diluted	0.00	(0.01)
Net loss per share - Basic and diluted	(1.29)	(0.62)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	148,080	146,675

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$46,442	$61,679
Other current assets	286,941	296,605
Total current assets	333,383	358,284
Property, plant and equipment, net	105,644	108,522
Goodwill and other intangible assets, net	782,415	773,405
Other non-current assets	200,511	200,206
Total assets	$1,421,953	$1,440,417

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$137,378	$134,705
Current portion of long-term debt and other financing arrangements	1,157	1,155
Other current liabilities	24,664	10,448
Total current liabilities	163,199	146,308
Long-term debt and other financing arrangements	1,053,443	908,521
Other non-current liabilities	56,857	65,749
Total liabilities	$1,273,499	$1,120,578

Series B Convertible Redeemable Preferred Stock	$250,148	$241,198

EQUITY
Common Stock	$11,316	$10,864
Additional paid-in capital	1,911,425	1,914,050
Accumulated deficit	(1,786,997)	(1,605,245)
Accumulated other comprehensive loss	(238,483)	(242,409)
Total CME Ltd. shareholders' (deficit) / equity	(102,739)	77,260
Noncontrolling interests	1,045	1,381
Total (deficit) / equity	(101,694)	78,641
Total liabilities and equity	$1,421,953	$1,440,417

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Six Months Ended June 30,
	2016	2015
Net cash generated from continuing operating activities	$17,549	$41,522
Net cash used in continuing investing activities	(11,255)	(14,388)
Net cash used in continuing financing activities	(23,970)	(27,353)
Net cash used in discontinued operations - operating activities	—	(1,630)
Net cash provided by discontinued operations - investing activities	705	6,954
Net cash used in discontinued operations - financing activities	—	(56)
Impact of exchange rate fluctuations on cash and cash equivalents	1,734	(1,334)
Net (decrease) / increase in cash and cash equivalents	$(15,237)	$3,715

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,712	$9,264
Cash paid for guarantee fees	20,000	—
Interest paid in kind	$22,257	$43,681

Supplemental disclosure of non-cash financing activities:
Accretion on Series B Convertible Redeemable Preferred Stock	$8,950	$8,405

Segment Data
We manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers; how operations are managed by segment managers; and the structure of our internal financial reporting.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Intersegment revenues and profits have been eliminated in consolidation.
Below are tables showing our net revenues and OIBDA by segment for the three and six months ended June 30, 2016 and June 30, 2015:

(US$ 000's)	For the Three Months Ended June 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues
Bulgaria	$20,455	$19,420	5.3%	3.4%
Croatia	16,559	16,242	2.0%	(1.6)%
Czech Republic	50,919	52,131	(2.3)%	(5.4)%
Romania	48,929	44,034	11.1%	10.4%
Slovak Republic	22,540	20,236	11.4%	9.2%
Slovenia	16,116	15,063	7.0%	4.9%
Intersegment revenues	(312)	(292)	NM (2)	NM (2)
Total net revenues	$175,206	$166,834	5.0%	2.8%

(US$ 000's)	For the Six Months Ended June 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues
Bulgaria	$36,314	$36,204	0.3%	0.4%
Croatia	28,204	28,235	(0.1)%	(1.6)%
Czech Republic	89,527	87,096	2.8%	0.9%
Romania	81,299	77,556	4.8%	6.0%
Slovak Republic	41,602	37,774	10.1%	10.2%
Slovenia	27,769	26,543	4.6%	4.5%
Intersegment revenues	(509)	(441)	NM (2)	NM (2)
Total net revenues	$304,206	$292,967	3.8%	3.4%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

(US$ 000's)	For the Three Months Ended June 30,
(unaudited)	2016	2015	% Act	% Lfl (1)
OIBDA
Bulgaria	$5,954	$4,045	47.2%	44.8%
Croatia	4,501	4,972	(9.5)%	(12.7)%
Czech Republic	23,099	24,238	(4.7)%	(7.7)%
Romania	22,962	15,419	48.9%	48.2%
Slovak Republic	3,158	3,627	(12.9)%	(15.1)%
Slovenia	1,624	963	68.6%	66.4%
Elimination	(62)	15	NM (2)	NM (2)
Total Operating Segments	61,236	53,279	14.9%	12.4%
Central	(7,604)	(6,468)	(17.6)%	(15.2)%
Total OIBDA	$53,632	$46,811	14.6%	12.1%

(US$ 000's)	For the Six Months Ended June 30,
(unaudited)	2016	2015	% Act	% Lfl (1)
OIBDA
Bulgaria	$7,023	$6,243	12.5%	12.0%
Croatia	5,902	6,834	(13.6)%	(16.5)%
Czech Republic	33,173	34,329	(3.4)%	(6.0)%
Romania	32,424	18,780	72.7%	72.1%
Slovak Republic	5,551	3,482	59.4%	48.8%
Slovenia	916	1,323	(30.8)%	(32.7)%
Elimination	(68)	(35)	NM (2)	NM (2)
Total Operating Segments	84,921	70,956	19.7%	17.1%
Central	(14,181)	(12,697)	(11.7)%	(11.3)%
Total OIBDA	$70,740	$58,259	21.4%	18.4%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Non-GAAP Financial Measures
In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. We believe that each of these metrics are useful to investors for the reasons outlined below. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA (as defined below). We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow (as defined below) are also used as a component in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is determined as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-CEOs when evaluating our performance. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Our key performance measure of the efficiency of our consolidated operations and our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to net revenues. Intersegment revenues and profits have been eliminated on consolidation.
We have previously used free cash flow as a measure of the ability of our operations to generate cash. We define free cash flow as cash flows from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and excluding the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA because they are not considered by our co-CEOs when evaluating performance. Following the refinancing transaction completed in April, the amount of interest and related guarantee fees on our outstanding indebtedness that is paid in cash has increased. Since we expect to use cash generated by the business to pay more interest and related guarantee fees in cash, and these cash payments are reflected in free cash flow, we think unlevered free cash flow, defined as free cash flow before cash payments for interest and guarantee fees, better illustrates the cash generated by our operations when comparing periods.
For additional information regarding our business segments, see Item 1, Note 18, "Segment Data" in our Form 10-Q.
The analysis in this release contains references to like-for-like or constant currency percentage movements (“% Lfl”). These references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on like-for-like percentage movements as well as actual (“% Act”) percentage movements (which includes the effect of foreign exchange). Unless otherwise stated, all percentage increases or decreases in the release refer to year-on-year percentage changes between the three and six months ended June 30, 2016 and 2015.

(US$ 000's)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(unaudited)	2016	2015	2016	2015
Total OIBDA:	$53,632	$46,811	$70,740	$58,259
Depreciation of property, plant and equipment	(7,627)	(6,936)	(14,912)	(13,937)
Amortization of intangible assets	(2,114)	(3,434)	(4,174)	(6,933)
Other items (3)	—	—	—	(18,187)
Operating income	$43,891	$36,441	$51,654	$19,202
(3) Other items for the six months ended June 30, 2016 reflects accruals that were subsequently reversed related to tax audits then underway in Romania. Since the charges recorded in the first quarter of 2015 were not included in OIBDA, our subsequent reversal of these charges during 2015 were similarly excluded from OIBDA.

	For the Six Months Ended June 30,
	2016	2015
Net cash generated from continuing operating activities	$17,549	$41,522
Capital expenditure, net of proceeds from disposals	(11,255)	(14,388)
Free cash flow	6,294	27,134
Cash paid for interest	35,712	9,264
Cash paid for guarantee fees	20,000	—
Unlevered free cash flow	$62,006	$36,398